Exhibit 10.3

RESTRICTED STOCK UNIT GRANT AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

UNDER THE SYNTEL, INC.

2016 INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT GRANT AGREEMENT made this      day of     , 20     by and between Syntel, Inc., a Michigan corporation (“the Corporation”), and             (the “Grantee”).

WITNESSETH:

WHEREAS, the Grantee is now providing services (as a non-employee director) to the Corporation or a Subsidiary of the Corporation, and the Corporation desires to provide additional incentive to the Grantee, to encourage stock ownership by the Grantee, and to encourage the Grantee to continue providing high quality services to the Corporation, and as an inducement thereto, the Corporation has determined to grant to the Grantee a Restricted Stock Unit Award pursuant to the Corporation’s 2016 Incentive Plan, a copy of which is available by request to the Secretary of the Corporation;

NOW, THEREFORE, it is agreed between the parties as follows:

1.    Definitions in Agreement. For purposes of this Agreement, certain words and phrases have the following definitions:

(a)    “Award” means the Restricted Stock Units granted pursuant to this Agreement;

(b)    “Code” means the Internal Revenue Code of 1986, as amended;

(c)    “Committee” means, as defined in Section 1.4(i) of the Plan, the Compensation Committee of the Board, or any other committee or sub-committee of the Board, designated by the Board from time to time, comprised solely of two or more Directors who are “Non-Employee Directors,” as defined in Rule 16b-3 of the Exchange Act, “Outside Directors” as defined in Code Section 162(m) and Treasury regulations thereunder, and “Independent Directors” for purposes of the rules and regulations of the applicable stock exchange;

(d)    “Common Stock” means the common stock of the Corporation;

(e)    “Corporation” means Syntel, Inc.;

(f)    “Grant Date” means the date of this Agreement as reflected above;

(g)    “Insider Trading Policy” means the policy adopted by the Corporation’s Board of Directors that establishes rules regarding the trading of the Corporation’s securities by its directors, officers, and employees;

(h)    “Plan” means the Corporation’s 2016 Incentive Plan;

(i)    “Restricted Stock Unit” means a right granted under Article IV of the Plan to receive one share of Common Stock for each Restricted Stock Unit at the time the applicable restrictions lapse, less any shares withheld to satisfy any applicable income and employment tax withholding requirements; and

(j)    “Restriction Period” means the period of time during which the Grantee’s Restricted Stock Units are subject to restrictions and are nontransferable.

2.    Grant of Restricted Stock Units. Subject to the terms and conditions hereof, the Corporation hereby grants to the Grantee                      Restricted Stock Units as of the close of business on the Grant Date.

3.    Lapse of Restriction Period. The Restriction Period lapses on the date of the next annual shareholders’ meeting of the Corporation; provided, however, that the Restriction Period shall be deemed automatically extended for the duration of any regular or special blackout on trading in Common Stock in effect pursuant to the Insider Trading Policy when the annual shareholders’ meeting occurs.

4.    Certificate or Electronic Balance. Except as otherwise provided in this Agreement and in Article IV and Section 10.3 of the Plan, and subject to applicable federal and state securities laws, shares covered by Restricted Stock Units awarded under the Plan shall become freely transferable by the Grantee and a Common Stock certificate issued or an electronic balance with a brokerage working with the Plan established, following the last day of the Restriction Period and after shares have been withheld to satisfy applicable income and employment tax withholding requirements.

5.    Compliance with Securities Laws. Anything to the contrary herein notwithstanding, the Corporation’s obligation to deliver Common Stock under this Agreement is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and applicable stock exchange requirements, as the Corporation deems necessary or advisable. The Corporation shall not be required to deliver Common Stock pursuant hereto unless and until it receives satisfactory proof either that (a) the issuance or transfer of such shares will not violate (i) any of the provisions of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations of the Securities Exchange Commission promulgated thereunder, (ii) the rules and regulations of any stock exchange on which the Corporation’s securities are listed, or (iii) state law governing the sale of securities, or (b) there has been compliance with the provisions of such acts, rules, regulations and state laws. If the Grantee fails to accept delivery for all or any part of the number of shares specified by such notice upon tender of delivery thereof the Grantee’s right to Common Stock with respect to such undelivered shares may be terminated by the Corporation.

6.    Non-Assignability. The Restricted Stock Units granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the Restriction Period applicable to the Restricted Stock Units has lapsed and the applicable number of shares has been withheld to satisfy any income and employment tax withholding requirements.

7.    Withholding. If withholding applies when the Restriction Period lapses, and unless otherwise permitted or designated by the Corporation, the Corporation shall withhold from the Grantee’s Restricted Stock Unit Award the applicable number of shares of Common

Stock necessary to satisfy any minimum income tax withholding requirements arising in connection with the lapse of the Restriction Period applicable to such Restricted Stock Units. To the extent that the shares withheld from the Award do not satisfy the minimum withholding requirements, or if the Grantee is to receive the full number of shares upon the lapse of the Restriction Period applicable to such Restricted Stock Units, the Grantee authorizes the Corporation to withhold the difference in cash from other compensation owed by the Corporation to the Grantee, or the Grantee shall tender the cash amount required for the minimum withholding requirements to the Corporation if the Grantee is not then receiving compensation from the Corporation.

8.    Disputes. As a condition to the granting of the Award granted hereby, the Grantee and the Grantee’s successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Agreement shall be determined by the Committee in its sole discretion and judgment and that any such determination and any interpretation by the Committee of the terms of this Agreement shall be final and shall be binding and conclusive for all purposes.

9.    Adjustments. In the event of any stock dividend, stock split, reclassification, merger, consolidation, or similar transaction affecting the shares of Common Stock associated with this Restricted Stock Unit Award, and in the event of a Change in Control, the rights of the Grantee shall be as provided in Article IX of the Plan, and any adjustment therein provided shall be made in accordance with Article IX of the Plan.

10.    Rights as Shareholder. During the Restriction Period, Grantee may not exercise voting rights with respect to the Restricted Stock Units granted hereunder. No dividend or distribution of shares declared with respect to the Common Stock associated with this Restricted Stock Unit Award will accrue or be paid until after the lapsing of the Restriction Period applicable to the Restricted Stock Units.

11.    Notices. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Corporation shall be delivered to the Secretary of the Corporation at the Corporation’s headquarters in Troy, Michigan, or addressed to the Secretary of the Corporation at 525 E. Big Beaver Road, Suite 300, Troy, MI 48083. All notices by the Corporation to the Grantee shall be delivered to the Grantee personally or addressed to the Grantee at the Grantee’s last residence address as then contained in the records of the Corporation or such other address as the Grantee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Corporation to the Grantee at the Grantee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

12.    Foreign Law Restrictions. Anything to the contrary herein notwithstanding, the Corporation’s obligation to deliver Common Stock pursuant to a Restricted Stock Unit grant is subject to compliance with the laws, rules and regulations of any foreign nation applying to the authorization, issuance or sale of securities, providing of compensation, transfer of currencies and other matters, as may apply to the Grantee, if a resident of such foreign nation. To the extent that the Corporation is restricted in accordance with such foreign laws from delivering shares of Common Stock to the Grantee as would otherwise be provided for in this Agreement, the Corporation shall be released from such obligation and shall not be subject to the claims of the Grantee hereunder with respect thereto.

13.    Governing Law. This Agreement has been made in and shall be construed in accordance with the laws of the State of Michigan.

14.    Provisions of Plan Controlling. The provisions hereof are subject to the terms and provisions of the Plan, a copy of which is available to the Grantee by request from the Secretary of the Corporation. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SYNTEL, INC.

By:
[Authorized Signer]

By:
[Authorized Signer]

, Grantee
[Insert Printed Name]

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